Exhibit 10.18

CANCER PREVENTION PHARMACEUTICALS, INC.

SERIES A-2 PREFERRED STOCK PURCHASE AGREEMENT

November 19, 2012

CANCER PREVENTION PHARMACEUTICALS, INC.

SERIES A-2 PREFERRED STOCK PURCHASE AGREEMENT

This Series A-2 Preferred Stock Purchase Agreement (this “Agreement”) dated as of November 19, 2012 is between Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the persons (each, an “Investor” and collectively, the “Investors”) listed on the Schedule of Investors attached as Exhibit A (the “Schedule of Investors”).

WHEREAS, the Company proposes to sell shares (“Financing”) of its Series A-2 Convertible Preferred Stock, par value $0.001 per share (“Series A-2 Preferred”) to the Investors in accordance with the terms of this Agreement.

WHEREAS, the Investors are desirous of purchasing the Series A-2 Preferred.

SECTION 1

Authorization, Sale and Issuance

1.1          Authorization. The Company will, before the Initial Closing (as defined below), authorize (a) the sale and issuance of up to 5,000,000 shares (the “Shares”) of the Series A-2 Preferred, having the rights, privileges, preferences and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company, as amended, in substantially the form attached hereto as Exhibit B (the “Amended Certificate”) and (b) the reservation of shares of Common Stock for issuance upon conversion of the Shares (the “Conversion Shares”).

1.2          Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to such Investor, the number of Shares set forth in the column designated “Number of Series A-2 Shares” opposite such Investor’s name on the Schedule of Investors at a purchase price of $1.00 per share (the “Purchase Price”). The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Shares to each Investor is a separate sale and issuance.

SECTION 2
CLOSING DATES AND DELIVERY

2.1          Closing. The purchase, sale and issuance of the Shares shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”).

If less than all of the Shares are sold and issued at the initial Closing (“Initial Closing”) then, subject to the terms and conditions of this Agreement, the Company may sell and issue at one or more subsequent closings (each, a “Subsequent Closing”), up to the balance of the unissued Shares to such persons or entities as may be approved by the Company. At the Initial Closing, the Investors, the Company and all other required parties will execute joinder agreements and become parties to the Investors’ Rights Agreement in substantially the form of Exhibit C, (the “Rights Agreement”) the Voting Agreement in substantially the form of Exhibit D (the “Voting Agreement”) and the Right of First Refusal and Co-Sale Agreement in substantially the form of Exhibit E (the “ROFR” and together with this Agreement, the Voting Agreement and the Rights Agreement the “Related Agreements”).

Any such sale and issuance in a Subsequent Closing shall be on the same terms and conditions as those contained herein, and such persons or entities shall, upon execution and delivery of the relevant signature pages, become parties to, and be bound by this Agreement and each of the Related Agreements, without the need for an amendment to this Agreement except to add such person’s or entity’s name to the Schedule of Investors and the Related Agreements, and shall have the rights and obligations hereunder, in each case as of the date of the applicable Subsequent Closing. Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company in its sole discretion and the Investors representing a majority of the Shares to be sold in such Subsequent Closing.

Reference herein to a “Closing” shall refer to the Initial Closing and each Subsequent Closing.

Immediately after each Closing, the Schedule of Investors will be amended to list the Investors purchasing Shares hereunder and the number of Shares issued to each Investor hereunder at each such Closing. The Company will furnish to each Investor copies of the amendments to the Schedule of Investors referred to in the preceding sentence.

2.2           Delivery. At each Closing, the Company will deliver to each Investor in such Closing a certificate registered in such Investor’s name representing the number of Shares that such Investor is purchasing in such Closing against payment of the Purchase Price therefor as set forth in the column designated “Purchase Price” opposite such Investor’s name on the Schedule of Investors, by (a) check payable to the Company or (b) wire transfer in accordance with the Company’s instructions and counterpart signatures of this Agreement.

SECTION 3
Representations and Warranties of the Company

The Company hereby represents and warrants to the Investors as follows:

3.1           Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement, to issue and sell the Shares and the Conversion Shares and to perform its obligations under this Agreement and the Amended Certificate. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company’s financial condition or business as now conducted or as presently proposed to be conducted (a “Material Adverse Effect”).

3.2           Subsidiaries. The Company has no subsidiaries.

3.3          Capitalization.

(a)          Immediately before the Initial Closing, the authorized capital stock of the Company will consist of 35,000,000 shares of Common Stock, of which 12,514,677 are issued and outstanding and 15,000,000 shares of Preferred Stock, of which 7,300,000 shares are designated as Series A-1 Convertible Preferred Stock (“Series A-1 Preferred”) 5,568,717 of which are outstanding and 5,000,000 shares are designated as Series A-2 Preferred (together with Series A-1 Preferred “Series A Preferred”) none of which are outstanding. The Common Stock and Series A Preferred shall have the rights, preferences, privileges and restrictions set forth in the Amended Certificate.

(b)          The outstanding shares of Common Stock have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable. The Company has a right of first refusal over transfers of all outstanding shares of Common Stock and the Company has not waived any rights of first refusal with respect thereto or allowed any to lapse.

(c)          The Company has reserved:

(i)          the Shares for issuance under this Agreement;

(ii)         a sufficient number of shares of Common Stock (as may be adjusted in accordance with the provisions of the Amended Certificate) for issuance upon conversion of the Shares and warrants;

(d)          The rights, preferences, privileges and restrictions of the Shares are as stated in the Amended Certificate.

(e)          The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Amended Certificate and applicable law, will be validly issued, fully paid and nonassessable. The Shares and the Conversion Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Investors; provided, however, that the Shares and the Conversion Shares are subject to restrictions on transfer under U.S. state and/or federal securities laws.

(f)          In addition to the conversion privileges of the Shares, there (i) is an equity incentive plan for 3,525,262 shares of Common Stock, (ii) are warrants to purchase a total of 1,531,215 shares of Series A-1 Preferred, and (iii) is a warrant issued to the University of Arizona to purchase 623,936 shares of Common Stock.

3.4          Authorization.  All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Agreement by the Company, the reservation, authorization, sale, issuance and delivery of the Shares and the Conversion Shares, and the performance of all of the Company’s obligations under this Agreement and the Amended Certificate has been taken or will be taken before the Initial Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity, and (iii) as the indemnification provisions contained in the Rights Agreement may further be limited by applicable laws and principles of public policy.

3.5          Financial Statements.  The Company has delivered to the Investor the draft unaudited balance sheet and statement of operations of the Company as of and for the period from inception through June 30, 2012 (the “Financial Statements”). The Financial Statements are not audited but are believed to be correct in all material respects and present fairly the financial condition and operating results of the Company as of the date(s) and during the period(s) indicated therein. Except as set forth in the Financial Statements, there are no material liabilities, contingent or otherwise, or any contractual obligation, which in either case are not incurred in the ordinary course of business, that are material to the financial condition or operating results of the Company.

3.6          Changes.  Since June 30, 2012 there has not been:

(a)          any change in the assets, liabilities, financial condition, operating results or business prospects of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business, that has had or is reasonably likely to have a Material Adverse Effect;

(b)          any damage, destruction or loss, whether or not covered by insurance, that has had or is reasonably likely to have a Material Adverse Effect;

(c)          any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)          any material change or amendment to an agreement by which the Company or any of its assets or properties is bound or subject that has had or is reasonably likely to have a Material Adverse Effect;

(e)          any loans made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(f)          any resignation or termination of any executive officer or key employee of the Company, and the Company is not aware of any impending resignation or termination of employment of any such officer or key employee;

(g)          any material change in any compensation arrangement or agreement with any employee, director or stockholder;

(h)          any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(i)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;

(j)          any declaration, setting aside or payment or other distribution for any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(k)          any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, for any of its material properties or assets, except liens for taxes not yet due or payable;

(l)          any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)          to its knowledge, any other event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect;

(n)          any agreement or commitment by the Company to do any of the things described in this Section 3.6; or

(o)          any employment contract entered into by the Company not terminable at will.

3.7          Agreements; Actions.

(a)          There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b)          There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments by the Company in excess of, $50,000 other than in the ordinary course of the Company’s business, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, or (iii) the granting of any rights affecting the development, manufacture, licensing, marketing, sale or distribution of the Company’s products or services or (iv) indemnification by the Company for infringements of proprietary rights.

(c)          The Company has not declared or paid any dividends or authorized or made any distribution upon any class or series of its capital stock,

(d)          The Company has not entered into any letter of intent, memorandum of understanding or other similar document in the past three months (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

3.8          Intellectual Property.

(a)          Ownership. The Company owns or possesses or can obtain on commercially reasonable terms sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, (including without limitation, any source code), licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company as presently conducted and proposed to be conducted, the lack of which could reasonably be expected to have a Material Adverse Effect. Except for agreements with its own employees or consultants, standard end-user license agreements, support/maintenance agreements and agreements entered in the ordinary course of the Company’s business, there are no outstanding options, licenses or agreements relating to the Company’s Intellectual Property, and the Company is not bound by or a party to any options, licenses or agreements regarding the Intellectual Property of any other person or entity and the Company has not granted rights to manufacture, produce, assemble, license, market or sell its products to any other person or entity and is not bound by any agreement that affects the Company’s rights to develop, manufacture, assemble, distribute, market or sell its products, To the best of the Company’s knowledge, the Company has not violated or infringed, and is currently not violating or infringing, any Intellectual Property of any other person or entity. The Company has not received any written communication alleging that the Company has violated or, by conducting its business as currently conducted or as presently proposed to be conducted, would violate any Intellectual Property of any other person or entity, nor is the Company aware of any basis therefor. The Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property regarding the use thereof for the conduct of its business as presently conducted or proposed to be conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound which involve indemnification by the Company for infringements of Intellectual Property.

(b)          No Breach by Employees. The Company is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees made before their employment by the Company.

3.9          Title to Properties and Assets; Liens.  The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens for pledges or deposits under workers’ compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have not arisen otherwise than in the ordinary course of business. For the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(iv) above. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

3.10        Compliance with Other Instruments.

(a)          The Company is not in violation of any term of its Amended Certificate or Bylaws. To the best of the Company’s knowledge, it is not in violation in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound which would have a Material Adverse Effect. To the best of the Company’s knowledge, the Company is not in violation of any federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement, and the issuance of the Shares, and the Conversion Shares, will not result in any violation of, or conflict with, or constitute a default under, the Amended Certificate or Bylaws, or any of its agreements with or without the passage of time or the giving of notice, nor result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company with or without the passage of time or the giving of notice, nor, to the best of the Company’s knowledge, result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

(b)          The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of any material right granted under any license, distribution agreement or other agreement.

3.11        Litigation. There are no actions, suits, proceedings or investigations pending before any court or governmental agency against the Company or its properties (nor has the Company received written notice of any threat thereof or have knowledge of any threat thereof) or against any officer, director or employee of the Company in connection with their relation with, or service on behalf of, the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and no officer, employee or consultant of the Company is a party or subject thereto such as would materially affect the Company’s business or operation, conflict with the Company’s interests, or materially interfere with the employee’s ability to perform his or her duties to the Company. There is no action, suit or proceeding initiated by the Company currently pending or which the Company currently intends to initiate.

3.12         Governmental Consent.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required for the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares and the Conversion Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) the filing of such notices as may be required under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) such filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

3.13         Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.14         Brokers or Finders.  The Company may incur brokerage or finders’ fees or agents’ commissions or similar charges for the offering of Series A-2 Preferred.

3.15         Obligations to Related Parties. No employee, officer, director or, to the Company’s knowledge, stockholder of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Company’s Board and stock purchase agreements approved by the Board). To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except for the ownership of stock in publicly-traded companies. To the Company’s knowledge, no employee, officer, director or stockholder, nor any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).

SECTION 4
Representations and Warranties of the Investors

Each Investor hereby represents and warrants to the Company as follows:

4.1           No Registration.  The Investor understands that the Shares and the Conversion Shares, have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.2           Investment Intent.  The Investor is acquiring the Shares and the Conversion Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity regarding any of the Shares or the Conversion Shares.

4.3           Investment Experience.  The Investor, or its purchaser representative, within the meaning of Regulation D, Rule 501(h), promulgated by the Securities and Exchange Commission (its “Purchaser Representative”), has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that the Investor or its Purchaser Representative can protect its own interests. The Investor or its Purchaser Representative has such knowledge and experience in financial and business matters so that the Investor or its Purchaser Representative is capable of evaluating the merits and risks of its investment in the Company.

4.4           Speculative Nature of Investment.  The Investor understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks including those risks described in Exhibit F attached hereto. The Investor can bear the economic risk of the Investor’s investment and is able, without impairing the Investor’s financial condition, to hold the Shares and the Conversion Shares for an indefinite period of time and to suffer a complete loss of the Investor’s investment.

4.5           Access to Data.  The Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning this Agreement, the exhibits and schedules attached hereto and thereto and the transactions contemplated by this Agreement, as well as the Company’s business, management and financial condition and affairs, which questions were answered to its satisfaction. The Investor believes that it has received all the information the Investor considers necessary or appropriate for deciding whether to purchase the Shares and the Conversion Shares. The Investor understands that such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description. The Investor acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. The Investor also acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Company or its agents for legal advice regarding this investment or the transactions contemplated by this Agreement. The foregoing does not limit or modify the representations and warranties made by the Company in Section 3 of this Agreement or the right of the Investors to rely on them.

4.6           Accredited Investor.  The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company; except that, if Investor is a natural person, the net value of Investor’s primary residence has been excluded in calculating Investor’s “net worth” for purposes of Regulation D Rule 501(a)(5).

4.7          Residency.  The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the Schedule of Investors.

4.8          No Public Market.  The Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

4.9          Authorization.

(a)          The Investor has all requisite power and authority to execute and deliver this Agreement, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of this Agreement, and the performance of all of the Investor’s obligations under this Agreement, has been taken or will be taken before the Closing.

(b)          This Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c)          No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor for the execution and delivery of this Agreement by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

4.10        Brokers or Finders.  The Investor has not engaged any brokers, finders or agents.

4.11        Tax Advisors and Tax Consequences.  The Investor has reviewed with his or her own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. For such matters, the Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment. Investor acknowledges and understands that he will incur ordinary income in the amount of the interest on the Note that is being converted into Shares.

4.12        Legends.  The Investor understands and agrees that the certificates evidencing the Shares or the Conversion Shares, or any other securities issued for the Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

SECTION 5
Miscellaneous

5.1          Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors holding a majority of the Common Stock issued or issuable upon conversion of the Shares issued under this Agreement provided, however, that Investors purchasing shares in a Closing after the Initial Closing may become parties to this Agreement in accordance with Section 2.1 without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor different from other Investors, the consent of such Investor shall also be required for such amendment, waiver, discharge or termination. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities. Each Investor acknowledges that by the operation of this paragraph, the holders of a majority of the Common Stock issued or issuable upon conversion of the Shares issued under this Agreement (excluding any of such shares that have been sold to the public or under Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

5.2          Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or any other holder of Company securities) or otherwise delivered by hand, messenger or courier service addressed:

(a)          if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)          if to any other holder of any Shares or Conversion Shares, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such Shares or Conversion Shares for which the Company has contact information in its records; or

(c)          if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 1760 E. River Road, Suite 250, Tucson, AZ 85718, or at such other current address as the Company shall have furnished to the Investors, with a copy (which shall not constitute notice) to Hecker & Muehlebach PLLC, 405 W. Franklin, Tucson, Arizona, 85701-8209, attention Lawrence Hecker.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. For any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

5.3          Governing Law. This Agreement shall be governed by the internal laws of Delaware.

5.4          Expenses. The Company and the Investors shall each pay their own expenses for the transactions contemplated by this Agreement.

5.5          Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

5.6          Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.7          Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement between the parties regarding the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner regarding the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

5.8           Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only if specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.9           Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, if necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, as possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.10         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

5.11         Telecopy Execution and Delivery. A facsimile, telecopy, digital, electronic or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by email, facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.12         Jurisdiction; Venue. For any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Pima County, Arizona.

5.13         Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.14         Attorney’s Fees. If any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.15         Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(signature page follows)

Signature Page to Cancer Prevention Pharmaceuticals, Inc.

Series A-2 Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Series A-2 Preferred Stock Purchase Agreement as of the date first above written.

COMPANY

CANCER PREVENTION
PHARMACEUTICALS, LLC

By:
Jeffrey Jacob, CEO

Investor:

Signature:

Print Name:

Title (if applicable):

Date:

Price per Share: $1.00

Dollar Amount Invested:

Number of Shares Purchased:

Exhibit A

SCHEDULE OF INVESTORS

Name and Address	Dollar Amount Invested	Number of Series A-2 Shares Purchased

Total

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION, AS AMENDED

1.    Certificate of Incorporation – 12-23-09

2.    Certificate of Amendment of Certificate of Incorporation – 10-1-12

Exhibit C

Investors’ Rights Agreement

1.    Investors’ Rights Agreement – 9-17-12

Amendment to Investors’ Rights Agreement – 9-27-12

Exhibit D

Voting Agreement

1.    Voting Agreement – 9-17-12

2.    Amendment to Voting Agreement – 9-27-12

Exhibit E

Right of First Refusal and Co-Sale Agreement

1.     Right of First Refusal and Co-Sale Agreement – 9-17-12

2.     Amendment to Right of First Refusal and Co-Sale Agreement – 9-27-12

Exhibit F

Risks and Investment Considerations

An investment in the Series A-2 Preferred is speculative and involves a high degree of risk. Investors should understand the various risks of investment and should be able to afford to bear such risks, including, without limitation, the risk of losing their entire investment.

Set forth below are certain risks that are material and should be considered by Investor. It should be recognized that the risk factors set forth below are those that, at the date of this Agreement, appear to the Company the most likely to be significant. Investor should realize, however, that factors other than those set forth below may ultimately affect an investment in the Company in a manner and to a degree that cannot be foreseen at this time.

Speculative Investment. An investment in the Series A-2 Preferred is speculative and involves a high degree of risk. Investor should understand the various risks of investment and should be able to afford to bear such risks, including, without limitation, the risk of losing his entire investment.

Development Stage Company. The Company is a development stage company without any operating history. There can be no assurance that the Company will be able to implement its business plan, raise sufficient capital to fund its development or achieve a level of operating revenues or income sufficient to enable the Company to continue as a going concern. It has no commercial products and its products in development require significant further research, development, testing, and regulatory clearances and are subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibilities that the Company’s technology or any or all of its product candidates will be found to be unsafe, ineffective or toxic, especially in immunosuppressed individuals, or fail to receive necessary regulatory clearances to develop or approve the products; that the product candidates, even if found to be safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that the product candidates will be stable enough for commercialization; that proprietary rights of third parties will preclude the Company from marketing products; or that third parties will market superior or equivalent products. There can be no assurance that the Company’s research and development activities will result in any commercially viable products.

1.	Delays in the Completion of Human Clinical Testing Could Result in Increased Costs and Delay or Limit our Ability to Generate Revenues. Delays in the completion of clinical testing could significantly affect our product development costs. We do not know whether planned clinical trials will be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:
•	obtaining regulatory approval to commence and continue a clinical trial;
reaching agreement on acceptable terms with any prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	manufacturing sufficient quantities and quality of our product candidate(s) for use in clinical trials;
•	obtaining institutional review board approval to conduct a clinical trial at a prospective site;
•	recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including competition from other clinical trial programs for the treatment of similar conditions; and
•	signing-up patients who have consented to participate in a clinical trial but may withdraw from the study at any time due to side effects from the investigational product and/or other therapy, lack of efficacy and/or disease progression, personal reasons, or who are lost to further follow-up.

Clinical trials may also be delayed or discontinued as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by us, an institutional review board overseeing the clinical trial at a clinical trial site (with respect to that site), the FDA, or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with US, international and/or local regulatory requirements, or in compliance with the study protocols;
•	unforeseen safety issues; and
•	lack of adequate funding to continue the clinical trial.

Additionally, changes in regulatory requirements and guidance may occur, and we may need to amend clinical trial protocols or our development plan to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to institutional review boards for reexamination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate any of our clinical trials, the commercial prospects for our product candidates may be harmed, and our ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

2.	Technological Uncertainty. The pharmaceutical industry is rapidly evolving, and it is expected to continue to undergo significant and rapid technological changes. Rapid technological development could result in actual and proposed products, services or processes becoming obsolete before the Company recovers a significant portion of its related research, development and capital expenses. Many companies are presently searching for treatments for cancers and other diseases. Because of such intense competition, it is possible that a competitor will have a marketable product prior to any developed by the Company or will develop a product with safety or effectiveness that exceeds those of any of the Company’s products or will attract patients to their clinical studies instead of the Company’s proposed studies.

No Market for Series A-2 Preferred. No public market for the Company’s securities presently exists, it is unlikely that one will develop in the future and investors may find it impossible to liquidate an investment in the Series A-2 Preferred at a time when it may desire to do so.

Key Employees. The Company will be dependent upon the availability of its senior executive officers who will be responsible for overall management of the Company and the development and marketing efforts of the Company’s technologies and products.

Restrictions on Transfer. The transfer of shares of Series A-2 Preferred is restricted. The shares must be acquired for investment purposes only and not with a view to resale. The shares will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state (in reliance upon exemptions that depend in part upon the investment intent of the investors). The Company has no present intention of registering the Units in the future. In addition, any transfer must comply with all applicable Federal and state securities laws.

Taxes. All individuals contemplating an investment in the Company are responsible for their own tax consequences. Holders of Notes that are converting accrued interest into equity may realize taxable gain in connection with the amount of interest converted.

Industry Risks. Substantial additional research and development is necessary in order to determine whether the Company’s products will be able to compete with competitors on the basis of cost and effectiveness. The Corporation will be dependent upon the availability of its key scientific personnel and senior executive officers who will be responsible for overall research and management of the Company and the development and marketing efforts of the Company’s technologies and products.

Regulatory Approval. The principal products that the Company is developing are subject to prior regulatory approval before they can be sold to the public. Such regulatory approvals have not been applied for or granted in any of the countries in which the Company plans to sell such products. Delays in obtaining FDA and other regulatory approvals would have an adverse effect upon the Company’s business prospects and could lessen the Company’s competitive advantages. The extent of such regulatory review will affect the amount of future capital required by the Company.

Competition. The Company will face strong competition from other businesses offering similar services. In many instances, such competitors are better financed and already have an established customer network that will be difficult for the Company to penetrate. The barriers to entry for the Company’s business are low.

3.	Accumulated Deficit. The Company is a development stage entity and, therefore, has generated no revenues or earnings from sales of products and no product revenues or earnings are expected for years. The Company will be required to conduct significant research, manufacturing, development, testing, and regulatory compliance activities which, together with projected general and administrative expenses, are expected to result in significant and increasing operating losses for the foreseeable future.

4.	Risk of Product Liability. Clinical trials, marketing, or commercial use of any of the Company’s potential products may expose the Company to liability claims from the use of such products and conduct of clinical trials. The Company has obtained for prior and current human clinical trials, and intends to obtain (if available at a commercially reasonable cost), only limited product liability insurance at such time that human clinical trials are conducted. There can be no assurance that the Company will be able to obtain and maintain such insurance, obtain additional insurance, or that sufficient coverage can be acquired at a feasible cost. An inability to obtain or maintain insurance at acceptable cost or otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products developed by the Company. A product liability claim or recall could have a material adverse effect on the business or financial condition of the Company.

5.	Uncertainty of Government Regulatory Requirements; Lengthy Approval Process. Because the Company’s technology is a commercially new technology and has not been extensively tested in humans, the regulatory requirements governing gene transfer products and related clinical procedures are uncertain and may be subject to substantial review by various governmental and regulatory authorities in the United States and foreign countries. FDA regulatory review may result in extensive delay in regulatory approval of any of the Company’s product candidates. The Company plans to change its manufacturing process from the current serum containing process to our defined media process and there can be no guarantee that the regulatory authorities will approve this new process in a timely manner or ever. Also as a consequence of the manufacturing change there may be a requirement to do more preclinical safety or efficacy studies, develop new manufacturing and release assays and repeat all or part of the ascending dose safety study in humans. Regulatory requirements ultimately imposed could affect adversely the Company’s ability to test, manufacture or market products.

6.	Future Capital Needs; Uncertainty of Additional Funding. The Company will require substantial funds to conduct the research and development and preclinical and clinical testing of its product candidates and product leads, to establish commercial-scale manufacturing capabilities and to market its product candidates. The Company’s future capital requirements will depend on many factors, including: scientific progress in its drug discovery programs; the magnitude and number of these programs; progress and findings in preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting and enforcing patent claims; competing technological and market developments; changes in its existing research relationships; the ability of the Company to establish collaborative arrangements; the cost of manufacturing scale-up; and effective commercialization activities and arrangements. The Company expects that the Company’s existing funds, together with the funds generated by this offering and the interest earned thereon, will be insufficient to fund the Company’s activities for any discernible period. As a result, additional funds will need to be raised. The Company intends to seek such additional funding through private or public financings, as well as collaborative arrangements. There can be no assurance that additional financing will be available, or, if available, that it will be available on acceptable terms. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its drug development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or product candidates that the Company would not otherwise relinquish. If additional funds are raised by issuing equity or convertible securities, dilution to existing stockholders will result.

7.	Dependence on Others; Collaborators. The Company’s strategy for the research, development and commercialization of its products may require entering into various arrangements with third party manufacturers, corporate collaborators, licensors, licensees and others, and is dependent upon the subsequent success of these outside parties in performing their responsibilities. CPP is currently engaged in a manufacturing and supply relationship with Sanofi-Aventis and also with Watson Pharmaceuticals. The Company is dependent on them for ongoing supply, packaging, analytical, regulatory, scale up, manufacturing-changes, and other elements required for supplying the Products to clinical trial sites and eventually to the marketplace.

8.	Uncertainty of Patent Position and Proprietary Rights. Although the company has received orphan status in both the EU and US, other Companies might also apply for orphan status (and first product to market will enjoy the benefits of orphan status). Although the Company has applied for certain patents critical to the development of its product, such patents have not been approved.

9.	Uncertainty regarding third-party reimbursement and healthcare cost containment initiatives may limit our returns. The ongoing efforts of governmental and third-party payors to contain or reduce the cost of healthcare may affect our ability to commercialize our products successfully. Governmental and other third-party payors continue to attempt to contain healthcare costs by:
•	challenging the prices charged for health care products and services;
•	limiting both coverage and the amount of reimbursement for new therapeutic products;
•	denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third-party payors;
•	refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval; and
•	denying coverage altogether.

The trend toward managed healthcare in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products. In addition, in almost all European markets, pricing and choice of prescription pharmaceuticals are subject to governmental control. Therefore, the price of our products and their reimbursement in Europe will be determined by national regulatory authorities.

Even if we succeed in bringing any of our proposed products to the market, they may not be considered cost-effective and third-party reimbursement might not be available or sufficient. If adequate third-party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing.

Even if our drug candidates are successful in clinical trials, we may not be able to successfully commercialize them.

Since our inception in 2008, we have dedicated substantially all of our resources to the research and development of our technologies and related compounds. All of our compounds currently are in research or development, and have not received marketing approval.